Exhibit 10.20

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT made effective as of the 10th day of February 2011

BETWEEN

ENCANA CORPORATION, a body corporate registered in the Province of Alberta, (the “Corporation”)

OF THE FIRST PART

-and-

MICHAEL G. MCALLISTER, of the City of Calgary in the Province of Alberta (the “Executive”)

OF THE SECOND PART

WHEREAS the Board of Directors of the Corporation (the “Board”) recognizes that the establishment and maintenance of a sound and vital management team is essential to the protection and enhancement of the best interests of the Corporation and its shareholders;

AND WHEREAS the Board further recognizes that an employee is most vulnerable at the point of termination from employment;

AND WHEREAS the Board further recognizes that, as is the case with many corporations, the possibility of a Change in Control of the Corporation could arise and create a climate of uncertainty among the Corporation’s senior executives, and could result in the resignation or distraction of such senior executives to the detriment of the Corporation and its shareholders;

AND WHEREAS, the Board believes it is important, should the Corporation or its shareholders receive a proposal for transfer of control of the Corporation, that the Executive be able to assess and advise the Board whether such proposal would be in the best interests of the Corporation and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of his own situation;

AND WHEREAS, in order to induce the Executive to remain in the employ of the Corporation and to assure the Corporation of his continued and undivided attention and services, notwithstanding any events which might result in a Change in Control of the Corporation, this Agreement, which has been approved by the Board, records certain benefits extended to the Executive.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency whereof are hereby acknowledged by each of the Parties), the Parties hereby mutually covenant and agree as follows:

1.0	Term of Agreement

1.1	Term. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2011; provided, however, that commencing on January 1, 2012 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year until such time as there shall occur a Change in Control of the Corporation and for a period of three years from the Effective Date of such Change in Control (the “Term”); provided, however, that if payment of compensation and benefits has begun under this Agreement, the payment of such compensation and benefits shall continue beyond the end of the Term in accordance with the applicable provisions of this Agreement.

2.0	Change in Control

2.1	Compensation and Benefits not until. The Parties acknowledge and agree that no compensation or benefits shall be payable hereunder unless and until there shall have occurred both (i) a Change in Control of the Corporation and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason in accordance with the terms of this Agreement.

2.2	“Change in Control”. For purposes of this Agreement, a “Change in Control” of the Corporation shall be deemed to have occurred if:

(a)	any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any persons acting jointly or in concert with the foregoing, is or becomes the beneficial owner directly or indirectly of, securities of the Corporation representing more than 30% of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of the directors of the Corporation (the “Voting Shares”);

(b)	the Corporation shall have disposed of (i) all or substantially all of its assets, such that shareholder approval was required or should have been required to be obtained under the Canada Business Corporations Act, or (ii) assets in any 12 month period representing 50% or more of the total assets of the Corporation, determined as of the date of the audited financial statements of the Corporation then most recently published;

(c)

pursuant to a single election or appointment or a series of elections or appointments over any period from and after the date of this Agreement (i) those individuals who at the date of the Agreement constituted the Board, together with (ii) any new or additional director or directors whose nomination for election by the Corporation’s shareholders, or whose appointment to the Board by the Board, has been approved by at least 75%

of the votes cast by all of the directors then still in office, who either were directors at the date of this Agreement or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

(d)	the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that for purposes of this Agreement, a Change in Control of the Corporation has occurred.

2.3	Employee Benefit Plans, etc. Securities beneficially owned or controlled or directed by an employee plan or related trust sponsored or maintained by the Corporation or its subsidiaries shall not be taken into account in determining whether the threshold percentage in Section 2.2(a) is exceeded.

2.4	When Compensation and Benefits Payable. Upon the occurrence of both (i) a Change in Control of the Corporation and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason as contemplated by the terms of this Agreement, the provisions of Section 5.0 hereof in respect of the compensation and benefits payable, as applicable, shall apply.

2.5	Definitions and Interpretation. For purposes of this Section 2.0:

(a)	the term “acting jointly or in concert” shall be interpreted in accordance with Section 159 of the Securities Act (Alberta), as amended; and

(b)	the term “beneficial ownership” shall be interpreted in accordance with Sections 5 and 6 of the Securities Act (Alberta) and “beneficial owner” shall have a corresponding meaning, except that for purposes of this Agreement, options and convertible securities granted by the Corporation to employees, officers or directors shall not be included in determining beneficial ownership or beneficial owner.

3.0	Definitions

For purposes of this Agreement and for purposes of determining such compensation and benefits as may be payable hereunder following the occurrence of a Change in Control of the Corporation, the following definitions shall apply:

3.1	“Cause”. “Cause” means:

(a)

the wilful and continued failure by the Executive to substantially perform his duties with the Corporation after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and the Executive fails to correct such failure to perform his duties within 30 days after such written demand is delivered to him; provided, however, that if such failure occurs after the happening of circumstances which would entitle the Executive to terminate for Good Reason, the same shall not constitute the basis for “Cause”; or

(b)	the wilful engaging by the Executive in conduct which is dishonest or demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this definition, any action by the Executive or any failure on his part to act, shall be deemed “wilful” when done (or omitted to be done) by the Executive not in good faith and if when done (or omitted to be done) the Executive had or ought to have had the reasonable belief that his action or omission would not be in the best interests of the Corporation.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the Board, finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (a) or (b) of this Section and specifying the particulars thereof in detail.

3.2	“Effective Date”. “Effective Date” means the date of the occurrence of the specified event constituting a Change in Control of the Corporation.

3.3	“Good Reason”. “Good Reason” means any of the following, unless the Executive shall have given his express written consent thereto:

(a)	Changed Duties or Status. The assignment to the Executive of any duties inconsistent with his status as a senior executive of the Corporation or a material alteration in the nature or status of his responsibilities or duties or reporting relationship from those in effect immediately prior to a Change in Control of the Corporation;

(b)	Reduced Salary. A reduction by the Corporation in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all senior executives of the Corporation;

(c)	Relocation. The Corporation’s requiring the Executive to be based anywhere other than where the Executive is based at the time of a Change in Control of the Corporation, except for required travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to the Change in Control of the Corporation;

(d)

Incentive Compensation Plans. Changes to the terms of the Corporation’s High Performance Results Plan (the “HPR Plan”) or any replacement plan in which the Executive is participating as of the Change in Control (the “Annual Incentive Plans”), the stock option plan of the Corporation, the PSU Plan or the RSU Plan (as defined in Sections 5.0 (e) and (f) hereof) or to such other long-term incentive plans as the Executive may be participating in, which would have the effect of materially reducing the Executive’s aggregate potential incentive compensation, except in circumstances where the Corporation alters or reduces the benefits available under such plans for all senior executives of the Corporation,

(e)	Pension Plan, Benefit Plans and Perquisites. The failure by the Corporation to continue to provide the Executive:

(i)	with pension and related benefits substantially similar as those enjoyed by him under the Encana Corporation Canadian Pension Plan and the Encana Corporation Canadian Supplemental Plan (the “Encana Pension Plans”), except for across-the-board reductions in, or amendments to, such benefits similarly affecting all senior executives of the Corporation and relating to service or employment after the date on which such reduction or amendment is announced; or

(ii)	the failure by the Corporation to continue to provide the Executive with benefits substantially similar to those enjoyed by him under any other retirement arrangement established for the Executive, except for across-the-board reductions in, or amendments to, such benefits similarly affecting all senior executives of the Corporation and relating to service or employment after the date on which such reduction or amendment is announced; or

(iii)	the failure of the Corporation to continue to provide benefits at least substantially similar to any of the Corporation’s life insurance, medical, health and accident, disability or investment plans in which the Executive may participate at the date hereof or subsequently or the taking of any action by the Corporation that would directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by him, except for across-the-board reductions similarly affecting all senior executives of the Corporation; or

(iv)	the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Corporation’s normal vacation policy in effect as of the date hereof or subsequently;

(f)

Deferred Compensation. The failure by the Corporation to pay the Executive any portion of his then current compensation without his consent except pursuant to an across-the-board compensation deferral similarly affecting all senior executives of the Corporation or the failure by the Corporation to pay to the Executive any installment of deferred compensation at the time such installment is due under any deferred compensation program of the Corporation;

(g)	No Assumption by Successor. The failure of the Corporation to obtain a satisfactory agreement from a successor to assume and agree to perform this Agreement as contemplated by Section 7.0 hereof, or if the business or undertaking in connection with which the Executive’s services are principally performed is sold at any time after a Change in Control and the Executive’s employment is transferred as a result, the purchaser of such business shall fail to agree to provide the Executive with the same or a comparable position, duties, compensation and benefits, as described in paragraphs (d) and (e) above, as provided to the Executive by the Corporation immediately prior to the Change in Control;

(h)	Disposition of “All or Substantially All”. The disposition by the Corporation of all or substantially all of the assets of the Corporation.

4.0	Notice of Termination; Date of Termination

4.1	Notice of Termination. Any termination of the Executive’s employment either by the Executive for Good Reason or by the Corporation for Cause or without Cause, as applicable, shall be communicated by written Notice of Termination to the Executive or to the Corporation, as the case may be, in accordance with Section 8.0 hereof.

4.2	Content of Notice of Termination. The “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon by the Executive or the Corporation, as the case may be, and shall set forth in reasonable detail the facts and circumstances claimed as the basis for the Executive’s terminating his employment or the Corporation’s terminating the Executive’s employment, as the case may be. The Executive’s failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of “Good Reason” shall not result in a waiver of his rights hereunder or preclude him from asserting such fact or circumstance in enforcing his rights hereunder.

4.3	Date of Termination. The “Date of Termination” shall mean if the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination (which, in the case of termination by the Executive for Good Reason, shall be not less than 15 days nor more than 60 days from the date such Notice of Termination is given).

4.4

Notice Required. For the purposes of this Section 4.0, any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 4.2 hereof shall not be effective.

5.0	Compensation and Benefits following Change in Control

Following both (i) a Change in Control of the Corporation and (ii) the termination of the Executive’s employment by the Corporation without Cause or by the Executive for Good Reason in accordance with the terms of this Agreement, the Corporation shall cause to be provided to the Executive the following benefits in full satisfaction of all of the Corporation’s obligations to the Executive:

(a)	Accrued Compensation and Payment Date. The Corporation shall pay the Executive, in a lump sum, not later than the 30th business day following the Date of Termination (the “Payment Date”), his full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given.

(b)	Severance Payment, Severance Period and Severance Salary Rate. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay to the Executive, on account of both compensation in lieu of notice and loss of office, not later than the Payment Date, a lump sum severance payment (the “Severance Payment”) equal to the amount of base salary the Executive would have earned had he continued to be employed until the end of the 24th full calendar month following the Date of Termination (the “Severance Period”) assuming that the Executive’s rate of monthly base salary during the Severance Period would be equal to the highest monthly rate of base salary which was payable to him by the Corporation (or any corporation affiliated with the Corporation) during the 24th month period immediately preceding the Date of Termination (the “Severance Salary Rate”).

(c)	Investment Plan. The Corporation shall pay the Executive the maximum contribution that the Corporation would have been required to make on behalf of the Executive to the Corporation’s investment plan in respect of the Severance Period if he were fully employed and elected to have the Corporation match his investment plan contribution determined as if the Executive continued to make contributions to the Corporation’s investment plan at a rate equal to the contributions actually made by him under the investment plan in the last complete calendar year immediately preceding the Date of Termination. This payment will be made in lump sum on the Payment Date.

(d)

Annual Incentive Plans. The Corporation shall pay to the Executive, in cash, in a lump sum, no later than the Payment Date, an amount in lieu of his participation in the HPR Plan, or in any other annual incentive compensation plan or program, or any replacement plan in which he is participating as of the Notice of Termination which shall be equal to (i) two times the average of the amounts paid to him under the HPR Plan (excluding for greater certainty any President’s Award) in respect of the three complete fiscal years of the Corporation immediately preceding the

Date of Termination, and (ii) (in cases where the Date of Termination is not the end of a fiscal year), a pro rata payment for the number of days which have elapsed in the fiscal year in which the Date of Termination occurs, based on the same calculation described above. For the purposes of this Section 5.0(d), where the Date of Termination is prior to the completion of three complete fiscal years of the Corporation following the implementation of the HPR Plan, the average of amounts paid to the Executive under the HPR Plan shall be determined based on each complete fiscal year of the Corporation immediately preceding the Date of Termination.

(e)	Performance Share Unit Plan. In respect of the Executive’s entitlements under the Performance Share Unit Plan for Employees of Encana Corporation (the “PSU Plan”), performance share units (“PSUs”) granted to the Executive as at the effective date of such Change in Control (as that term is defined under the PSU Plan) shall become vested and paid as applicable and in accordance with the terms of the PSU Plan.

(f)	Restricted Share Unit Plan. In respect of the Executive’s entitlements under the Restricted Share Unit Plan for Employees of Encana Corporation (the “RSU Plan”), restricted share units (“RSUs”) granted to the Executive as at the effective date of such Change in Control (as that term is defined under the RSU Plan) shall become vested and payable as applicable and in accordance with the terms of the RSU Plan.

(g)	Stock Options and Stock Appreciation Rights (“SARs”). All stock options and SARs held by the Executive as at the Notice of Termination shall become vested as follows:

(i)	all stock options granted prior to February 2008 shall become immediately vested.

(ii)	All Base Options, Base SARs, Performance Options and Performance SARs (as those terms are defined in the applicable and respective stock option grant agreements or the Employee Stock Appreciation Rights Plan (the “ESAR Plan”) as applicable) granted in or after February 2008 shall become immediately vested; and

(iii)	Bonus Options and Bonus SARs (as those terms are defined in the applicable grant agreements or the ESAR Plan) granted in or after February 2008 shall continue to vest pursuant to the terms of the applicable grant agreement or the ESAR Plan, as applicable, during the lesser of the period of vesting in such agreement or ESAR Plan and 24 months following the Date of Termination.

All vested stock options and SARs may be exercised for the lesser of their term or 24 months following the Date of Termination.

(h)	Insurance Benefits. The Corporation shall continue to provide the Executive and his dependants with the same level of life, disability, accident, dental and health insurance benefits the Executive and his dependents were receiving or entitled to receive immediately prior to the Date of Termination until the end of the Severance Period; provided, however, that if for any reason such insurance benefit is not provided to the end of the Severance Period, a lump sum payment equal to the present value of the cost to the Corporation of providing such insurance shall be paid to the Executive. The contributions by the Executive required under such programs shall be payable to the Corporation or to the insurer, as applicable, on the same basis as if the Executive continued to be employed during the Severance Period.

(i)	Vacation. The Corporation shall pay the Executive, in cash, in a lump sum, no later than the Payment Date, an amount equal to all accrued but unused vacation determined as of the Date of Termination. The amount of such payment shall be determined based upon the Executive’s Severance Salary Rate. In no event shall the amount of vacation time to which the Executive is entitled be less than the amount to which he would have been entitled under the vacation policy in effect as of the Change in Control.

(j)	Career Counselling. At the Executive’s request, the Corporation shall provide the Executive with career counselling services at a maximum cost to the Corporation of $15,000 per annum. Such services shall be provided until the Executive obtains subsequent employment or establishes his own business activity or to the end of the Severance Period, whichever is earliest. The Executive shall be entitled to obtain such services from the recognized professional career counselling firm of his choice in the major Canadian metropolitan area in or nearest to where he resides at the time he begins to use such services. In order to ensure the provision of such services, the Corporation and the Executive shall enter into a contract with the career counselling services firm, pursuant to which such firm shall provide the Executive with the career counselling services required herein.

(k)	Annual Allowance. The Corporation shall pay to the Executive no later than the Payment Date an amount equivalent to two times the annual allowance to which he is entitled as of the date of the Notice of Termination.

(l)

Financial Counselling. The Corporation shall, during the Severance Period, continue to provide the Executive with the same financial counselling benefits as those to which he was entitled as of the Change in Control. Such services shall be provided throughout the Severance Period, including the preparation of his tax return(s) for himself for the taxation year during which the Severance Period ends. To ensure the provision of such services, the Corporation and the Executive shall, as soon as practicable, enter into a contract with the financial counselling services firm, pursuant to which such firm shall provide the Executive with the financial counselling services required herein.

(m)	Executive Medical. The Corporation shall continue to provide the Executive with the same executive physical examination benefits as those to which he was entitled as of the Change in Control. Such benefits shall be provided for the duration of the Severance Period. In order to ensure the provision of such benefits, the Corporation and the Executive shall, as soon as practicable, enter into a contract with a medical services firm, pursuant to which such firm shall provide the Executive with the executive physical examination services required herein.

(n)	Professional Membership Fees. The Corporation shall pay the Executive, in cash, in a lump sum, no later than the Payment Date, an after-tax amount equal to the present value of the cost of membership fees for membership in professional organizations related to his position and duties with the Corporation that he would have incurred throughout the Severance Period that would have been payable or reimbursable by the Corporation under the terms of its policy in effect as of the Change in Control had he continued to be employed during the Severance Period, assuming that the annual cost of such fees was equal to the amount reimbursed by the Corporation for the year preceding the year in which a Notice of Termination is delivered.

(o)	Pension Benefits. In addition to the benefits to which the Executive is entitled under the Encana Pension Plans, or any retirement arrangement established with his consent:

(i)	The Executive will be credited with pensionable service in the Encana Corporation Canadian Supplemental Pension Plan, as may be amended from time to time or any successor plan thereto, for each of the 24 months included in the Severance Period;

(ii)	Calculation of the Executive’s final average annual earnings for purposes of this Section 5.0(o) shall be determined based on the Executive’s annual base salary and HPR Plan award (as applicable and for greater certainty excluding any President’s Award) over the sixty month period prior to the end of the Executive’s Severance Period calculated according to Schedule “A”;

(iii)

The Executive’s age, for the purpose of calculating any early retirement reduction factor under the Encana Corporation Canadian Supplemental Pension Plan, as may be amended from time to time or any successor plan thereto, shall be deemed to be equal to the age he would have attained at the end of the Severance Period;

(iv)	For the purposes of this Section 5.0(o) and subject to clause 5.0(o)(vii) below, the date of pension commencement shall be determined in accordance with the Encana Corporation Canadian Supplemental Pension Plan, as may be amended from time to time or any successor or replacement plan thereto (the “Supplemental Pension Plans”), but in any event no earlier than the end of the Severance Period;

(v)	Subject to clauses 5.0(o)(vi) and (vii) below, the form of benefit to which the Executive is entitled under the Supplemental Pension Plans, including in the event of death prior to the commencement date of the Executive’s pension under the Supplemental Pension Plans, as modified by clauses 5.0(o)(i), (ii), (iii) and (iv) above, shall be determined in accordance with the terms of such plans in effect at the applicable time;

(vi)	On or prior to the 15th business day following the Date of Termination, the Executive may irrevocably elect to receive in lieu of his pension entitlement under the Supplemental Pension Plans, a lump sum payment payable on the Payment Date equal to the actuarial present value of the Executive’s accrued pension under the Supplemental Pension Plans at the Date of Termination as modified by clauses 5.0(o)(i), (ii), (iii) and (iv) above and determined: (A) without any gross up or other adjustment for income tax and not taking into account the non-registered status of the Supplemental Pension Plans, (B) using the same assumptions and methods utilized as at the Date of Termination for purposes of calculating a commuted value upon cessation of employment or membership under the Encana Corporation Canadian Pension Plan, as amended from time to time or any successor registered pension plan thereto, and (C) assuming the Executive’s accrued pension under the Supplemental Pension Plans is fully vested. If the Executive does not elect to receive the lump sum payment provided under this clause 5.0(o)(vi) on or prior to the 15th business day following the Date of Termination and subject to clause 5.0(o)(vii) below, he shall be deemed to have elected to receive his entitlement under the Supplemental Pension Plans as modified by clauses 5.0(o)(i), (ii), (iii) and (iv) above in accordance with clause 5.0(o)(v) above; and

(vii)

If the Executive is age 55 or older on the Date of Termination, the Executive may elect to commence his pension under the Supplemental Pension Plans as of the Date of Termination. In this event, the Executive’s pension entitlement under the Supplemental

Pension Plans as modified by clauses 5.0(o)(i), (ii), (iii) and (iv) above, shall be reduced on an actuarial equivalent value basis (but for greater certainty without any gross up or other adjustment for income tax and not taking into account the non-registered status of the Supplemental Pension Plans), using the same assumptions and methods utilized as at the Date of Termination under the Encana Corporation Canadian Pension Plan, as amended from time to time or any successor registered pension plan thereto, to reflect the acceleration of the commencement of the Executive’s pension under the Supplemental Pension Plans from the end of the Severance Period to the Date of Termination.

(p)	Legal Fees and Expenses. The Corporation shall pay the Executive’s legal or professional fees and expenses incurred by him as a result of his termination (including actual legal fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) up to $100,000. In addition, the Corporation will pay legal fees and expenses incurred by the Executive as a result of his termination that are in excess of $100,000 (including actual legal fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement) if a court or other tribunal finds in favour of the Executive.

(q)	Deductions. The Executive agrees that benefits and payments to which he is entitled pursuant to this Agreement are subject to deductions required by law.

(r)	Calculations. For purposes of determining the present value of an amount, other than for purposes of Section 5.0(o) above, the interest rate to be used shall be the yield for five year constant maturity Canadian government bonds for the current week taken from the most recent weekly Canadian Debt Strategy published by ScotiaMcLeod Inc. or, if for any reason that report is not available at the relevant time, the most recent weekly report published by another recognized Canadian publisher of a report of similar standing chosen by the Corporation. All calculations of amounts payable under this Agreement shall be subject to verification by the Corporation’s independent auditors or actuarial consultants.

(s)	No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by, or benefits paid to, the Executive as the result of employment, whether by another employer or self-employment, or by pension benefits after the Date of Termination, or otherwise, except as specifically provided in this Section.

6.0	Entire Agreement

6.1	This Agreement includes Schedule “A” and constitutes the entire agreement between the Parties hereto concerning change in control benefits and obligations and supersedes all prior agreements or understandings. There are no representations or warranties, express or implied, or any conditions or collateral or implied agreements which apply to or govern benefits or obligations relating to a change in control of the Corporation between the Parties other than as are expressly set forth or referred to herein. For greater certainty, all change in control agreements or contracts in existence prior to the date hereof are terminated and replaced by this Agreement. This Agreement cannot be amended except by a written agreement executed by the Parties hereto.

7.0	Successors; Binding Agreement

7.1	Assumption by Successors. The Corporation will require any successor corporation (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and to agree to perform this Agreement in the same manner and to the same extent as the Corporation, as if no such succession had taken place, and to the extent that the Corporation has not already satisfied an obligation hereunder. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as the Executive would be entitled to if the Executive were to terminate the Executive’s employment for Good Reason following a Change in Control of the Corporation, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7.2	Enforceability by Beneficiaries. This Agreement shall enure to the benefit of and be enforceable by the Parties hereto and their respective heirs, legal or personal representatives, successors and assigns and if the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to his estate.

8.0	Notices

8.1

Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, shall be deemed to have been duly given when delivered or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing or on the third business day after having been sent by registered mail, postage prepaid, as follows:

If to the Corporation:

Encana Corporation

Encana on 8th

1800, 855 – 2nd Street SW

Calgary, Alberta

T2P 4Z5

Attention: Vice-President, General Counsel

Facsimile: (403) 645-4617

If to the Executive:

Michael G. McAllister

Encana Corporation

Encana on 9th

150 – 9th Avenue SW

Calgary, Alberta

T2P 3H9

Fax: (403) 645-2881

Each of the Corporation and the Executive may from time to time change its address for notice by notice to the other Party given in the manner aforesaid.

9.0	Miscellaneous

9.1	Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either Party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.2	Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Alberta.

9.3	Currency. All amounts in this Agreement are stated in and shall be paid in Canadian currency.

10.0	Validity

10.1	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.0	Counterparts

11.1	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

12.0	Headings

12.1	The division of this Agreement into sections, subsections and clauses, or other portions hereof and the insertion of headings or subheadings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.0	Time of the Essence

13.1	Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENCANA CORPORATION

	Per:	/s/ Randall K. Eresman

Randall K. Eresman

	Per:	/s/ Barry W. Harrison

Barry W. Harrison

/s/ Patricia MacDonald	/s/ Michael G. McAllister

Witness	Michael G. McAllister

SCHEDULE “A”

COMPUTATION OF PENSIONABLE EARNINGS

Section 5.0(o)

Annual Base Salary	HPR Plan Award
Annual Base Salary	Lesser of (i) 40% of annual base salary and (ii) HPR Plan Award for applicable calendar year commencing 2011 and thereafter.

For the purposes of applying this Schedule “A” to the Severance Period, the following shall be applicable:

(i)	Base Salary for each month during the Severance Period will be determined using the Severance Salary Rate.

(ii)	HPR Plan Award relating to each month during the Severance Period shall be equal to 1/12th of the average of the amounts paid to the Executive under the HPR Plan in respect of the three complete fiscal years of the Corporation immediately preceding the Date of Termination (or such shorter period, as applicable) as determined pursuant to Section 5.0(d) hereof.